SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 23, 1996


                               RECOTON CORPORATION
                           ---------------------------
               (Exact name of registrant as specified in charter)


               New York                0-5860          11-1771737
            ----------------         ------------    -----------------
         (State or other jurisdic-   (Commission      (IRS Employer
          tion of incorporation)     File Number)     Identification No.)


                  2950 Lake Emma Road, Lake Mary, Florida 32746
           ----------------------------------------------------------
          (Address of principal executive offices, including Zip Code)


        Registrant's telephone number, including area code: 407-333-8900


                                      N.A.
         --------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.  Other Events.

     On January 3, 1996, International Jensen Incorporated ("Jensen") and Recoton Corporation ("Recoton") jointly announced that Recoton had agreed to acquire Jensen pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). A copy of the Merger Agreement was filed with the Securities and Exchange Commission ("SEC") on or about January 12, 1996. On January 30, 1996, the Merger Agreement was amended and restated (the "Amended and Restated Merger Agreement") and a copy of the Amended and Restated Merger Agreement was filed by Recoton with the SEC on or about February 9, 1996. On May 1, 1996 the Merger Agreement was further amended and restated (the "Second Amended and Restated Merger Agreement") and certain other related agreements were entered into between Recoton and/or Jensen or other parties at or about the same time. Copies of the Second Amended Merger Agreement and certain related agreements were filed by Recoton with the SEC on or about May 8, 1996. On May 10, 1996 the Merger Agreement was further amended and restated (the "Third Amended and Restated Merger Agreement") and certain of the related agreements also were amended and restated. On June 23, 1996 the Merger Agreement was further amended and restated (the "Fourth Amended and Restated Merger Agreement") and certain of the related agreements also were amended and restated. This Form 8-K is being made for the purpose of filing the Fourth Amended and Restated Merger Agreement which is included herewith as Exhibit 2.1 and the other amended and restated agreements entered into between Recoton and/or Jensen or other parties at or about the same time, which are included herewith as Exhibits 10.1 and 10.2.

     Fourth Amended and Restated Merger Agreement.

     Substantive changes in the Fourth Amended and Restated Merger Agreement, as compared to the Third Amended and Restated Merger Agreement, include the following:

        -- The price per share offered by Recoton to the Jensen stockholders was increased to $11.00 per share; the price offered to Robert G. Shaw ("Shaw") and William Blair Leveraged Capital Fund, L.P. ("WBLCF")(collectively, the "Principal Stockholders"), however, remained at $8.90 per share.

        -- The merger consideration will be paid entirely in cash, and, accordingly, the merger will not be tax free as it was before to the extent that payment was previously made in stock.

        -- The Termination Date was moved back from July 15, 1996 to September 2, 1996 or such other date as Recoton may specify (but not later than March 31, 1997).

        -- The period during which Jensen has a contingent obligation to pay a break up fee upon the occurence of certain events following termination of the Merger Agreement was extended from nine months to one year.

     Second Amended and Restated Spread Agreement with Robert Shaw.

     Effective as of May 1, 1996, Recoton entered into an agreement with Robert
G. Shaw, who holds approximately 36.8% of the outstanding Jensen stock, regarding the sharing of profits upon a sale of his shares of Jensen (the "Spread Agreement"). Such agreement was amended on May 10, 1996. The Spread Agreement was further amended on June 23, 1996 to change the term and the provision regarding the sharing of profits such that Mr. Shaw will pay Recoton half of the spread between the net proceeds per share received by Mr. Shaw upon any sale prior to March 31, 1996 (including without limitation sale by way of merger), but not to exceed $10.65 per share, and $8.90 per share, subject to certain obligations of Recoton to reimburse Mr. Shaw for possible tax liabilities. A copy of the Amended and Restated Spread Agreement is attached as
Exhibit 10.1.

      Amended and Restated Acoustic Research License and Option Agreement.

     On January 3, 1986, Recoton and Jensen entered into an agreement (the "AR Agreement"), pursuant to which Recoton acquired from Jensen an exclusive world-wide license to and option to purchase all rights to the "Acoustic Research" and "AR" trademarks (collectively, the "AR Marks"), and Jensen acquired an option to sell the AR Marks to Recoton under certain circumstances. Such agreement was amended, and a related escrow agreement was entered into, on May 9, 1996. On June 23, 1996, Recoton and Jensen further amended the AR Agreement to extend the license term until December 31, 2000 and to change the license fee, effective January 1, 1997, to the greater of $120,000 per year (payable in monthly installments) or 4% of Net Shipments, as that term is defined in the AR Agreement. A copy of the Amended and Restated AR Agreement is attached as Exhibit 10.2.


Item 7(c).  Exhibits.

Exhibit 2.1 Fourth Amended and Restated Agreement and Plan of Merger among Recoton Corporation, RC Acquisition Sub, Inc. and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996.

Exhibit           10.1 Second Amended and Restated Agreement between Robert G.
                  Shaw and Recoton Corporation dated as of May 1, 1996, but executed on June 23, 1996.

Exhibit 10.2 Amended and Restated Exclusive World-Wide License and Option to Sell and Option to Purchase Proprietary Rights between Recoton Corporation and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               RECOTON CORPORATION


                                   By: /s/ Stuart Mont
                                       --------------------------------
                                       Name:  Stuart Mont
                                       Title: Executive Vice President -
                                              Operations & Chief
                                              Operating Officer

Dated:  July 2, 1996

                                INDEX TO EXHIBITS


EXHIBIT          DESCRIPTION

2.1 Fourth Amended and Restated Agreement and Plan of Merger among Recoton Corporation, RC Acquisition Sub, Inc. and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996.

10.1 Second Amended Agreement between Robert G. Shaw and Recoton Corporation dated as of May 1, 1996, but executed on June 23, 1996.

10.2 Amended and Restated Exclusive World-Wide License and Option to Sell and Option to Purchase Proprietary Rights between Recoton Corporation and International Jensen Incorporated dated as of January 3, 1996, but executed on June 23, 1996.